Exhibit 99.1

Net 1 UEPS Technologies, Inc. Reports Second Quarter 2014 Results

  Revenue and Fundamental EPS of $137million and $0.40, a constant currency increase of 43% and 163%, respectively;

  Signed two separate BEE agreements in December 2013 to issue a total of 4.4 million shares at ZAR 60.00 per share.

JOHANNESBURG, February 6, 2014 – Net 1 UEPS Technologies, Inc. (Nasdaq: UEPS; JSE: NT1) today released results for the second quarter of fiscal 2014.

Summary Financial Metrics

	Three months ended December 31,
			% change	% change
	2013	2012	in USD	in ZAR
(All figures in USD ‘000s except per share data)
Revenue	137,283	111,442	23%	43%
GAAP net income	12,749	2,629	385%	464%
Fundamental net income (1)	18,399	8,051	129%	166%
GAAP earnings per share ($)	0.28	0.06	382%	461%
Fundamental earnings per share ($) (1)	0.40	0.18	122%	163%
Fully-diluted shares outstanding (‘000’s)	46,176	45,597	2%
Average period USD/ ZAR exchange rate	10.16	8.74	16%

	Six months ended December 31,
			% change	% change
	2013	2012	in USD	in ZAR
(All figures in USD ‘000s except per share data)
Revenue	260,777	223,124	17%	39%
GAAP net income	24,345	9,373	160%	210%
Fundamental net income (1)	35,174	19,559	80%	114%
GAAP earnings per share ($)	0.53	0.21	159%	208%
Fundamental earnings per share ($) (1)	0.77	0.43	79%	113%
Fully-diluted shares outstanding (‘000’s)	45,919	45,593	1%
Average period USD/ ZAR exchange rate	10.08	8.46	19%

(1) Fundamental net income and earnings per share are non-GAAP measures and are described below under “Use of Non-GAAP Measures—Fundamental net income and fundamental earnings per share.” See Attachment B for a reconciliation of GAAP net income to fundamental net income and earnings per share.

Factors impacting comparability of our Q2 2014 and Q2 2013 results

  Unfavorable impact from the strengthening of the US dollar against the ZAR: The US dollar appreciated by 16% against the ZAR during Q2 2014 which negatively impacted our reported results;
  SASSA implementation complete: Our SASSA contract implementation is complete. We incurred implementation- related expenditure, including smart card costs, of approximately $21.0 million during Q2 2013;
  Higher revenue resulting from an increase in low-margin prepaid airtime sales: Our revenue has increased as a result of the growth of our Umoya Manje prepaid airtime offering during Q2 2014, which has lower margins compared with our other South African businesses;
  National rollout of our financial services offering: We continued the national roll out of our financial services offering during Q2 2014, which resulted in higher revenue from UEPS-based lending. Profitability in the financial services segment however was lower due to rollout costs, including hiring and training of additional staff and infrastructure deployment as well as the creation of an allowance for doubtful finance loans receivable;
  Increased contribution by KSNET: Our results were positively impacted by growth in our Korean operations; and
  Ad hoc hardware sales in fiscal 2014: We sold more terminals and cards during Q2 2014 as a result of ad hoc orders received from our customers.

Comments and Outlook

“I am delighted that Net1 is once again demonstrating that it is a growth business, as illustrated by our second quarter and first half results. The last 15 months have been challenging for the Company and its staff, not because of our abilities, potential or execution, but rather because of the negative press coverage we have received for no justifiable reason. I wanted Net1 to emphatically respond, not with press releases, but through its achievements and financial performance," said Dr. Serge Belamant, Chairman and Chief Executive Officer of Net1.

“I am particularly delighted that we have now completed bulk registration as per our SASSA contract, and that our technology is running as smoothly as expected, thereby delivering the highest level of service to all our clients anytime and anywhere in the country. We continue to introduce financial or value-added services to our offerings, which we primarily deliver via mobile phones thus reaching our customers even if they reside in the most rural or underserviced areas of South Africa. I am proud that we have facilitated financial inclusion for so many people who have now access to affordable and relevant products designed to improve their livelihood,” he concluded.

“Having completed our significant implementation investments in fiscal 2013, we see continued momentum as a result of the execution of our strategy, in turn driving top and bottom line growth,” said Herman Kotzé, Chief Financial Officer of Net1. “Taking into account the anticipated issuance of 4.4 million shares as part of our proposed BEE transaction around March 15, 2014, for fiscal 2014 we expect fundamental earnings per share of at least $1.60 assuming a constant currency base of ZAR 8.71/ $1. The share count assumption in our guidance includes a little more than one quarter of the shares related to our proposed BEE transaction,” he concluded.

Results of Operations by Segment and Liquidity

Our operating metrics will be updated and posted on our website (www.net1.com).

South African transaction-based activities

Segment revenue was $72.2 million in Q2 2014, up 19% compared with Q2 2013 in USD and up 38% on a constant currency basis. In ZAR, the increases in segment revenue were primarily due to higher volumes from the growth of our Umoya Manje prepaid airtime product and from higher transaction activity through the South African National Payment System, both of which have lower margins than our traditional businesses. Segment operating income margin was 19% and 3%, respectively, and increased primarily due to the absence of SASSA implementation costs in Q2 2014. Excluding amortization of acquisition-related intangibles, Q2 2014 segment operating income margin was 19% compared with 6% in Q2 2013.

International transaction-based activities

KSNET contributes the majority of our revenues and operating income in this segment. Segment revenue was $37.2 million in Q2 2014, up 13% compared with Q2 2013 in USD and 31% on a constant currency basis. The increase in segment revenue was primarily due to growth at KSNET during Q2 2014, and was partially offset by the expiration and non-renewal of NUETS’ contract with its Iraqi customer in Q3 2013. Operating income during Q2 2014 was positively impacted by growth at KSNET but partially offset by the loss of the Iraqi contract, continued losses related to our XeoHealth and Net1 Virtual Card launches in the United States, as well as ongoing competition in the Korean marketplace. Excluding the amortization of intangibles, Q2 2014 operating income margin was 13% compared to 11% during Q2 2013.

Smart card accounts

Segment revenue was $11.2 million in Q2 2014, up 37% compared with Q2 2013 in USD and 59% on a constant currency basis driven exclusively by the increase in the number of smart card accounts. Segment operating income margin from providing smart card accounts for Q2 2014 and 2013 was 29% and 28%, respectively.

Financial services

UEPS-based lending contributes the majority of the revenue and operating income in this segment. Segment revenue was $6.2 million in Q2 2014, up 328% compared with Q2 2013 in USD and 398% higher on a constant currency basis, principally due to the increase in the number of loans granted as we rolled out our product nationally. Q2 2014 segment operating income margin was 28% compared with 72% during Q2 2013, lower primarily due to an increase in start-up expenses, establishment of the allowance for doubtful finance loans receivable and the re-allocation of UEPS-based lending corporate and administration overhead expenses to this segment. Smart Life did not contribute to operating income in the first quarter of fiscal 2014 as it is currently unable to issue new insurance policies as a result of the suspension of its license by the Financial Services Board in fiscal 2013.

Hardware, software and related technology sales

Segment revenue was $10.3 million in Q2 2014, up 31% compared with Q2 2013 in USD and 52% on a constant currency basis. The increase in revenue and operating income resulted from higher ad hoc terminal and smart card sales. Excluding amortization of all intangibles, segment operating income margin was 16% compared to 11% during Q2 2013.

Corporate/eliminations

The increase in our corporate expenses resulted primarily from legal fees we incurred in connection with the DOJ and SEC investigations and other corporate head office-related expenses.

Cash flow and liquidity

At December 31, 2013, we had cash and cash equivalents of $22.4 million, down from $53.7 million at June 30, 2013. The decrease in our cash balances from June 30, 2013, was primarily due to the expansion of our UEPS-based lending business, working capital changes, the repayment of a portion of our Korean debt and acquisition of substantially all of the remaining shares of KSNET that we did not already own. During December 2013, we temporarily increased our short-term South African credit facility to ZAR 650 million (comprising a ZAR 500 million overdraft facility to enable us to fund additional working capital requirements and ZAR 150 million of indirect and overdraft facilities). The overdraft portion of the facility will be reduced to ZAR 400 million on March 31, 2014.

Excluding the impact of interest received, interest paid under our Korean debt and taxes, the decrease in cash from operating activities resulted from the expansion of our UEPS-based lending book and the timing of prefunding related to the January 2014 payment cycle, offset by improved cash generated from operating activities and the substantial elimination of implementation costs related to our SASSA contract in fiscal 2014. Capital expenditures for Q2 2014 and 2013 were $6.8 million and $5.6 million, respectively, and have increased primarily due to the acquisition of more payment processing terminals in Korea.

Use of Non-GAAP Measures

US securities laws require that when we publish any non-GAAP measures, we disclose the reason for using the non-GAAP measure and provide reconciliation to the directly comparable GAAP measure. The presentation of fundamental net income and fundamental earnings per share and headline earnings per share are non-GAAP measures.

Fundamental net income and fundamental earnings per share

Fundamental net income and earnings per share is GAAP net income and earnings per share adjusted for (1) the amortization of acquisition-related intangible assets (net of deferred taxes), (2) stock-based compensation charges and (3) unusual non-recurring items, including the amortization of KSNET debt facility fees and DOJ and SEC investigations-related expenses, as well as in fiscal 2013, acquisition-related costs. Management believes that the fundamental net income and earnings per share metric enhances its own evaluation, as well as an investor’s understanding, of our financial performance. Attachment B presents the reconciliation between GAAP and fundamental net income and earnings per share.

Headline earnings per share (“HEPS”)

The inclusion of HEPS in this press release is a requirement of our listing on the JSE. HEPS basic and diluted is calculated using net income which has been determined based on GAAP. Accordingly, this may differ to the headline earnings per share calculation of other companies listed on the JSE as these companies may report their financial results under a different financial reporting framework, including but not limited to, International Financial Reporting Standards.

HEPS basic and diluted is calculated as GAAP net income adjusted for the profit on sale of property, plant and equipment, net of related tax effects. Attachment C presents the reconciliation between our net income used to calculate earnings per share basic and diluted and HEPS basic and diluted and the calculation of the denominator for headline diluted earnings per share.

Conference Call

We will host a conference call to review Q2 2014 results on February 7, 2014, at 8:00 Eastern Time. To participate in the call, dial 1-855-481-5362 (US and Canada), 0808-162-4061 (U.K. only) or 0-800-200-648 (South Africa only) ten minutes prior to the start of the call. Callers should request “Net1 call” upon dial-in. The call will also be webcast on the Net1 homepage, www.net1.com. Please click on the webcast link at least ten minutes prior to the call. A webcast of the call will be available for replay on the Net1 website through March 2, 2014.

About Net1 (www.net1.com)

Net1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System, or UEPS, to facilitate biometrically secure, real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. Net1’s UEPS/EMV solution is also completely interoperable with global EMV standards that seamlessly permit access to all the UEPS functionality in a traditional EMV environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

Net1 operates market-leading payment processors in South Africa, Republic of Korea, and Ghana. In addition, Net1’s proprietary Mobile Virtual Card technology offers secure mobile payments and banking services in developed and emerging countries while its MediKredit and XeoHealth subsidiaries provide its proprietary 5010 and ICD-10 compliant real-time claims adjudication system.

Net1 has a primary listing on the Nasdaq and a secondary listing on the JSE Limited.

Forward-Looking Statements

This announcement contains forward-looking statements that involve known and unknown risks and uncertainties. A discussion of various factors that cause our actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in our filings with the Securities and Exchange Commission. In addition, statements relating to our proposed BEE transaction are forward-looking statements. The letter of intent described in this announcement is non-binding and is subject to the completion of definitive documentation that will provide for the satisfaction of conditions to be contained therein before any shares are issued. There can be no assurance that we will enter into definitive agreements on the terms set forth herein, if at all. We undertake no obligation to revise any of these statements to reflect future events.

Investor Relations Contact:
Dhruv Chopra
Managing Director
Phone: +1 917-767-6722
Email: dchopra@net1.com

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Operations

	Three months ended		Six months ended
	December 31,		December 31,
	2013	2012	2013	2012
	(In thousands, except per share data)		(In thousands, except per share data)
REVENUE	$137,283	$111,442	$260,777	$223,124

EXPENSE
Cost of goods sold, IT processing, servicing and support	67,883	47,227	124,442	92,328
Selling, general and administration	40,824	48,756	81,330	96,008
Depreciation and amortization	9,774	10,487	19,803	20,491

OPERATING INCOME	18,802	4,972	35,202	14,297

INTEREST INCOME	3,236	2,589	6,555	5,680

INTEREST EXPENSE	2,226	2,023	3,978	4,094

INCOME BEFORE INCOME TAXES	19,812	5,538	37,779	15,883

INCOME TAX EXPENSE	7,099	2,971	13,584	6,700

NET INCOME BEFORE EARNINGS FROM EQUITY-ACCOUNTED INVESTMENTS	12,713	2,567	24,195	9,183

EARNINGS FROM EQUITY-ACCOUNTED INVESTMENTS	47	54	150	182

NET INCOME	12,760	2,621	24,345	9,365

LESS (ADD) NET INCOME (LOSS) ATTRIBUTABLE TO NON-CONTROLLING INTEREST	11	(8)	-	(8)

NET INCOME ATTRIBUTABLE TO NET1	$12,749	$2,629	$24,345	$9,373

Net income per share, in United States dollars
Basic earnings attributable to Net1 shareholders	$0.28	$0.06	$0.53	$0.21
Diluted earnings attributable to Net1 shareholders	$0.28	$0.06	$0.53	$0.21

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Balance Sheets

	Unaudited	(A)
	December 31,	June 30,
	2013	2013
	(In thousands, except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$22,362	$53,665
Pre-funded social welfare grants receivable	7,971	2,934
Accounts receivable, net of allowances of – December: $1,326; June: $4,701	125,062	102,614
Finance loans receivable, net of allowances of – December: $1,813; June: $-	42,847	8,350
Inventory	13,537	12,222
Deferred income taxes	5,001	4,938
Total current assets before settlement assets	216,780	184,723
Settlement assets	466,599	752,476
Total current assets	683,379	937,199
PROPERTY, PLANT AND EQUIPMENT, NET OF ACCUMULATED
DEPRECIATION OF – December: $87,536; June: $84,808	47,619	48,301
EQUITY-ACCOUNTED INVESTMENTS	1,290	1,183
GOODWILL	181,111	175,806
INTANGIBLE ASSETS, NET OF ACCUMULATED AMORTIZATION OF –
December: $72,696; June: $63,767	73,874	77,257
OTHER LONG-TERM ASSETS, including reinsurance assets	34,271	36,576
TOTAL ASSETS	1,021,544	1,276,322
LIABILITIES
CURRENT LIABILITIES
Bank Overdraft	24,256	-
Accounts payable	13,689	26,567
Other payables	34,386	33,808
Current portion of long-term borrowings	14,108	14,209
Income taxes payable	3,479	2,275
Total current liabilities before settlement obligations	89,918	76,859
Settlement obligations	466,599	752,476
Total current liabilities	556,517	829,335
DEFERRED INCOME TAXES	18,261	18,727
LONG-TERM BORROWINGS	57,452	66,632
OTHER LONG-TERM LIABILITIES, including insurance policy liabilities	20,131	21,659
TOTAL LIABILITIES	652,361	936,353
COMMITMENTS AND CONTINGENCIES
EQUITY
COMMON STOCK
Authorized: 200,000,000 with $0.001 par value;
Issued and outstanding shares, net of treasury - December: 45,773,342; June: 45,592,550	59	59
PREFERRED STOCK
Authorized shares: 50,000,000 with $0.001 par value;
Issued and outstanding shares, net of treasury: December: -; June: -	-	-
ADDITIONAL PAID-IN-CAPITAL	164,060	160,670
TREASURY SHARES, AT COST: December: 13,455,090; June: 13,455,090	(175,823)	(175,823)
ACCUMULATED OTHER COMPREHENSIVE LOSS	(96,103)	(100,858)
RETAINED EARNINGS	476,963	452,618
TOTAL NET1 EQUITY	369,156	336,666
NON-CONTROLLING INTEREST	27	3,303
TOTAL EQUITY	369,183	339,969
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,021,544	$1,276,322

(A) – Derived from audited financial statements

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended		Six months ended
	December 31,		December 31,
	2013	2012	2013	2012
	(In thousands)		(In thousands)
Cash flows from operating activities
Net income	$12,760	$2,621	$24,345	$9,365
Depreciation and amortization	9,774	10,487	19,803	20,491
Earnings from equity-accounted investments	(47)	(54)	(150)	(182)
Fair value adjustments	72	1,000	(61)	707
Interest payable	694	1,117	1,666	2,309
Profit on disposal of property, plant and equipment	(15)	(86)	(16)	(86)
Stock-based compensation charge	968	1,117	1,898	2,233
Facility fee amortized	509	76	578	164
(Increase) Decrease in accounts receivable, pre-funded social welfare grants receivable and finance loans receivable	(37,977)	(5,061)	(61,078)	831
Increase in inventory	(2,853)	(6,250)	(1,842)	(7,209)
Decrease in accounts payable and other payables	(4,883)	(4,939)	(13,551)	(6,288)
(Decrease) increase in taxes payable	(5,559)	(6,032)	1,362	(594)
Decrease in deferred taxes	(691)	(916)	(1,878)	(2,932)
Net cash (used in ) provided by operating activities	(27,248)	(6,920)	(28,924)	18,809

Cash flows from investing activities
Capital expenditures	(6,845)	(5,597)	(12,461)	(12,050)
Proceeds from disposal of property, plant and equipment	1,953	251	2,001	356
Acquisitions, net of cash acquired	-	(230)	-	(2,143)
Repayment of loan by equity-accounted investment	-	-	-	3
Proceeds from maturity of investments related to insurance business	-	-	-	545
Other investing activities	-	-	(1)	-
Net change in settlement assets	204,730	(72,835)	256,503	(12,056)
Net cash provided by (used in) investing activities	199,838	(78,411)	246,042	(25,345)

Cash flows from financing activities
Long-term borrowings obtained	71,605	-	71,605	-
Repayment of long-term borrowings	(87,008)	(7,307)	(87,008)	(7,307)
Payment of facility fee	(872)	-	(872)	-
Proceeds from bank overdraft	24,580	-	24,580	-
Acquisition of interests in KSNET	(1,968)	-	(1,968)	-
Proceeds from issue of common stock	-	-	-	240
Net change in settlement obligations	(204,730)	72,835	(256,503)	12,056
Net cash (used in) provided by financing activities	(198,393)	65,528	(250,166)	4,989

Effect of exchange rate changes on cash	495	375	1,745	540
Net decrease in cash and cash equivalents	(25,308)	(19,428)	(31,303)	(1,007)
Cash and cash equivalents – beginning of period	47,670	57,544	53,665	39,123
Cash and cash equivalents – end of period	$22,362	$38,116	$22,362	$38,116

Net 1 UEPS Technologies, Inc.

Attachment A

Operating segment revenue, operating income and operating margin:

Three months ended December 31, 2013 and 2012 and September 30, 2013

								Change – constant
				Change - actual				exchange rate(1)
				Q2 ‘14		Q2 ‘14		Q2 ‘14		Q2 ‘14
				vs		vs		vs		vs
Key segmental data, in $ ’000,	Q2 ‘14	Q2 ‘13	Q1 ‘14	Q2‘13		Q1 ‘14		Q2‘13		Q1 ‘14
Revenue:
SA transaction-based activities	$72,237	$60,764	$63,032	19%		15%		38%		16%
International transaction-based activities	37,288	33,113	36,817	13%		1%		31%		3%
Smart card accounts	11,237	8,219	11,329	37%		(1%	)	59%		1%
Financial services	6,199	1,448	2,427	328%		155%		398%		159%
Hardware, software and related technology sales	10,322	7,898	9,889	31%		4%		52%		6%
Total consolidated revenue	$137,283	$111,442	$123,494	23%		11%		43%		13%

Consolidated operating income (loss):
SA transaction-based activities	$13,398	$1,933	$13,282	593%		1%		706%		2%
Operating income (loss) excluding amortization	13,916	3,398	13,808	310%		1%		376%		2%
Amortization of intangible assets	(518)	(1,465)	(526)	(65%)		(2%)		(59%)		0%
International transaction-based activities	1,365	202	2,051	576%		(33%	)	685%		(32%	)
Operating income excluding amortization	4,883	3,515	5,200	39%		(6%	)	61%		(5%	)
Amortization of intangible assets	(3,518)	(3,313)	(3,149)	6%		12%		23%		13%
Smart card accounts	3,203	2,342	3,228	37%		(1%	)	59%		1%
Financial services	1,727	1,048	56	65%		nm		92%		nm
Hardware, software and related technology sales	1,592	795	2,948	100%		(46%	)	133%		(45%	)
Operating income (loss) excluding amortization	1,663	878	3,021	89%		(45%	)	120%		(44%	)
Amortization of intangible assets	(71)	(83)	(73)	(14%	)	(3%	)	(1%	)	(1%	)
Corporate/ Eliminations	(2,483)	(1,348)	(5,165)	84%		(52%	)	114%		(51%	)
Total operating income (loss)	$18,802	$4,972	$16,400	278%		15%		340%		16%

Operating income margin (%)
SA transaction-based activities	19%	3%	21%
International transaction-based activities	4%	1%	6%
International transaction-based activities excluding amortization	13%	11%	14%
Smart card accounts	29%	28%	28%
Financial services	28%	72%	2%
Hardware, software and related technology sales	15%	10%	30%
Overall operating margin	14%	4%	13%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during the second quarter of fiscal 2014 also prevailed during the second quarter of fiscal 2013 and the first quarter of fiscal 2014.

Six months ended December 31, 2013 and 2012

					Change –
					constant
			Change -		exchange
			actual		rate(1)
			F2014		F2014
			vs		vs
Key segmental data, in ’000, except margins	F2014	F2013	F2013		F2013
Revenue:
SA transaction-based activities	$135,269	$122,128	11%		32%
International transaction-based activities	74,105	64,762	14%		36%
Smart card accounts	22,566	16,583	36%		62%
Financial services	8,626	2,832	205%		263%
Hardware, software and related technology sales	20,211	16,819	20%		43%
Total consolidated revenue	$260,777	$223,124	17%		39%

Consolidated operating income (loss):
SA transaction-based activities	$26,680	$8,333	220%		282%
Operating income excluding amortization	27,724	11,264	146%		193%
Amortization of intangible assets	(1,044)	(2,931)	(64%	)	(58%	)
International transaction-based activities	3,416	31	nm		nm
Operating income excluding amortization	10,024	6,499	54%		84%
Amortization of intangible assets	(6,608)	(6,468)	2%		22%
Smart card accounts	6,431	4,727	36%		62%
Financial services	1,783	2,145	(17%	)	(1%	)
Hardware, software and related technology sales	4,540	2,779	63%		95%
Operating income excluding amortization	4,683	2,948	59%		89%
Amortization of intangible assets	(143)	(169)	(15%	)	1%
Corporate/ Eliminations	(7,648)	(3,718)	106%		145%
Total operating income	$35,202	$14,297	146%		193%

Operating income margin (%)
SA transaction-based activities	20%	7%
International transaction-based activities	5%	0%
International transaction-based activities excluding amortization	14%	10%
Smart card accounts	28%	29%
Financial services	21%	76%
Hardware, software and related technology sales	22%	17%
Overall operating margin	13%	6%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during the first half of fiscal 2014 also prevailed during the first half of fiscal 2013.

Net 1 UEPS Technologies, Inc.

Attachment B

Reconciliation of GAAP net income and earnings per share, basic, to fundamental net income and earnings per share, basic:

Three months ended December 31, 2013 and 2012

			EPS,				EPS,
	Net income		basic		Net income		basic
	(USD’000)		(USD)		(ZAR’000)		(ZAR)
	2013	2012	2013	2012	2013	2012	2013	2012

GAAP	12,749	2,629	0.28	0.06	129,519	22,979	2.83	0.50

Intangible asset amortization, net.	3,104	3,640			31,530	31,817
Stock-based compensation charge	968	1,117			9,834	9,763
Facility fees for KSNET debt	509	76			5,171	664
DOJ and SEC investigations- related expenses	1,068	561			10,850	4,903
Acquisition-related costs	-	28			-	245
Fundamental	18,398	8,051	0.40	0.18	186,904	70,371	4.08	1.55

Six months ended December 31, 2013 and 2012

			EPS,				EPS,
	Net income		basic		Net income		basic
	(USD’000)		(USD)		(ZAR’000)		(ZAR)
	2013	2012	2013	2012	2013	2012	2013	2012

GAAP	24,345	9,373	0.53	0.21	245,417	79,268	5.37	1.74

Intangible asset amortization, net.	5,889	7,155			59,367	60,518
Stock-based compensation charge	1,898	2,233			19,134	18,885
Facility fees for KSNET debt	578	164			5,827	1,387
DOJ and SEC investigations- related expenses	2,464	561			24,839	4,744
Acquisition-related costs	-	73			-	617
Fundamental	35,174	19,559	0.77	0.43	354,584	165,419	7.75	3.63

Net 1 UEPS Technologies, Inc.

Attachment C

Reconciliation of net income used to calculate earnings per share basic and diluted and headline earnings per share basic and diluted:

Three months ended December 31, 2013 and 2012

	2013	2012

Net income (USD’000)	12,749	2,629
Adjustments:
Profit on sale of property, plant and equipment	(15)	(86)
Tax effects on above	4	24

Net income used to calculate headline earnings (USD’000)	12,738	2,567

Weighted average number of shares used to calculate net income per share basic earnings and headline earnings per share basic earnings (‘000)	45,776	45,545

Weighted average number of shares used to calculate net income per share diluted earnings and headline earnings per share diluted earnings (‘000)	46,176	45,597

Headline earnings per share:
Basic, in USD	0.28	0.06
Diluted, in USD	0.28	0.06

Six months ended December 31, 2013 and 2012

	2013	2012

Net income (USD’000)	24,345	9,373
Adjustments:
Profit on sale of property, plant and equipment	(16)	(86)
Tax effects on above	4	24

Net income used to calculate headline earnings (USD’000)	24,333	9,311

Weighted average number of shares used to calculate net income per share basic earnings and headline earnings per share basic earnings (‘000)	45,725	45,530

Weighted average number of shares used to calculate net income per share diluted earnings and headline earnings per share diluted earnings (‘000)	45,919	45,593

Headline earnings per share:
Basic, in USD	0.53	0.20
Diluted, in USD	0.52	0.20

Calculation of the denominator for headline diluted earnings per share

	Q2 ‘14	Q2 ‘13	F2014	F2013

Basic weighted-average common shares outstanding and unvested restricted shares expected to vest under GAAP	45,776	45,545	45,725	45,530
Effect of dilutive securities under GAAP	400	52	194	63
Denominator for headline diluted earnings per share	46,176	45,597	45,919	45,593

Weighted average number of shares used to calculate headline earnings per share diluted represent the denominator for basic weighted-average common shares outstanding and unvested restricted shares expected to vest plus the effect of dilutive securities under GAAP. We use this number of fully-diluted shares outstanding to calculate headline earnings per share diluted because we do not use the two-class method to calculate headline earnings per share diluted.